Exhibit 10.60

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”) is made and dated as of the 23rd day of January, 2006 by and among CALLAWAY GOLF COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each Lender party with the Borrower, the Administrative Agent, Swing Line Lender and L/C Issuer to the Amended and Restated Credit Agreement dated as of November 5, 2004 (as amended, modified, waived, amended and restated or replaced from time to time, the “Credit Agreement”).

A. The Borrower has asked the Lenders to amend the Credit Agreement to reduce the pricing, modify financial covenants, modify restrictions on Restricted Payments, permit disposition and replacement of real property and related assets upon consolidation of business activities and include in Obligations secured by Collateral obligations under Swap Contracts with Affiliates of a Lender.

B. On the terms and subject to the conditions of this Second Amendment, the Lenders have agreed to so amend the Credit Agreement.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

1.01 Definitions. In Section 1.01, the definition of “Consolidated Capitalization Ratio” is deleted in its entirety; the definitions of “Applicable Rate,” “Fee Letter” and “Obligations” are amended and restated; and new definitions of “Consolidated Tangible Net Worth” and “Maturity Date” are added in correct alphabetical order to read as follow

“‘Applicable Rate’ means, from time to time, the following percentages per annum based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate delivered pursuant to Section 6.02(a) below:

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate +	Base Rate +
			Letter of Credit Fees
1	≥2.00:1	0.275%	1.500%	0.25%
2	<2.00 :1 but ≥1.50:1	0.250%	1.250%	0.00%
3	<1.50 :1 but ≥1.00:1	0.200%	1.000%	0.00%
4	<1.00 :1 but ≥0.50:1	0.150%	0.750%	0.00%
5	<0.50:1	0.125%	0.625%	0.00%

“Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.”

“‘Consolidated Tangible Net Worth’ means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.”

“‘Fee Letter’ means, collectively, the letter agreement, dated October 5, 2004, among the Borrower, the Administrative Agent and the Arranger and any other letter agreement between the Administrative Agent and/or Arranger and the Borrower referencing this Agreement and specifying fees to be payable hereunder or with respect hereto.”

“‘Maturity Date’ means January 23, 2011.”

“‘Obligations’ means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or any Swap Contract with a Lender or any Affiliate of a Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debt Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.”

1.02 Dispositions. Section 7.05 is amended and restated to read as follows:

“7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

“(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

“(b) Dispositions of inventory in the ordinary course of business;

“(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

“(d) Dispositions of property by any Subsidiary to the Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; and Dispositions of property by the Borrower to any Guarantor;

“(e) Dispositions permitted by Section 7.04;

“(f) leases, subleases, licenses and rights to use granted to others not otherwise prohibited by this Agreement that do not materially adversely affect the conduct by the Borrower and by its Subsidiaries of their core golf products business;

“(g) Dispositions made in connection with the closure, downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of the Borrower;

“(h) Dispositions of excess real property and related assets made in connection with the consolidation of business activities in other locations; and

“(i) other Dispositions in an aggregate amount not to exceed $10,000,000;

“provided, however, that any Disposition pursuant to clauses (a) through (h) shall be for fair market value; provided, further, that the Borrower or any of its Material Subsidiaries may enter into an agreement to make a Disposition otherwise prohibited by this Section 7.05 if failure to consummate such Disposition would not result in a liability or Indebtedness otherwise prohibited by this Agreement and either (i) the aggregate amount of assets subject to such agreement, when combined with assets subject to other such agreements, during any fiscal year does not exceed $10,000,000 or (ii) the consummation of the Disposition contemplated by such agreement is conditioned upon either the termination of this Agreement or receipt of the prior written consent of the Administrative Agent.”

1.03 Restricted Payments. Section 7.06 is amended and restated to read as follows:

“7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

“(a) each Subsidiary may make Restricted Payments to the Borrower and to Wholly Owned Subsidiaries (and, in the case of a Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

“(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person;

“(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Equity Interests or warrants or options to acquire any such Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests;

“(d) the Borrower may purchase Equity Interests in any Loan Party or options with respect to Equity Interests in any Loan Party held by employees or management of any Loan Party in connection with the termination of employment of such employees or management; and

“(e) so long as no Default would exist after giving effect thereto, the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash in an aggregate amount not to exceed:

“(i) during fiscal year 2006, (A) $100,000,000 used to repurchase its outstanding Equity Interests and (B) $25,000,000 used to make other Restricted Payments;

“(ii) during fiscal year 2007, (A) if Consolidated EBITDA for fiscal year 2006 is less than $65,000,000, $30,000,000 and (B) if the Consolidated EBITDA for fiscal year 2006 is equal to or greater than $65,000,000, the lesser of (x) $100,000,000 and (y) (I) 75% of the sum of such Consolidated EBITDA plus (II) the amount, if any (but not to exceed $20,000,000), by which the Restricted Payments permitted to be made in fiscal year 2006 to repurchase Equity Interests exceed Restricted Payments actually made for such purpose during fiscal year 2006;

“(iii) thereafter, in any fiscal year, the lesser of (A) if Consolidated EBITDA for the immediately preceding fiscal year was less than $65,000,000, $30,000,000 and (B) if the Consolidated EBITDA for the immediately preceding fiscal year was equal to or greater than $65,000,000, 75% of Consolidated EBITDA for such preceding fiscal year.”

1.04 Financial Covenants. Section 7.11 is amended and restated to read as follows:

“7.11 Financial Covenants.

“(a) Consolidated Leverage Ratio. As of the end of any fiscal quarter of the Borrower, permit the Consolidated Leverage Ratio to exceed 2.75 to 1.00.

“(b) Consolidated Interest Coverage Ratio. As of the end of any fiscal quarter of the Borrower, permit the Consolidated Interest Coverage Ratio to be less than 3.50 to 1.00.

“(c) Consolidated Tangible Net Worth. At any time, permit the Consolidated Tangible Net Worth to be less than:

“(i) $355,000,000, minus

“(ii) the aggregate net cost to the Borrower to repurchase its Equity Interests from and after January 23, 2006, plus

“(iii) concurrently with receipt, the net cash proceeds from any resale, reissuance or new issuance of Equity Interests in the Borrower (excluding net cash proceeds from the exercise of options by employees, directors, spokespersons, independent contractors and other members of management of the Borrower and its Subsidiaries), plus

“(iv) as of the end of the first, second, third and fourth fiscal quarters in each fiscal year of the Borrower commencing with the fiscal quarter ending March 31, 2006, 50% of the Consolidated Net Income of the Borrower for the fiscal year to date; provided that such number shall be added only if such Consolidated Net Income is positive; provided, further, that (x) amounts added to Consolidated Tangible Net Worth at the end of the first, second and third fiscal quarters pursuant to this clause (iv) shall be excluded from the minimum Consolidated Tangible Net Worth required by this Section in making future calculations and shall not permanently increase the Consolidated Tangible Net Worth required to be maintained by the Borrower pursuant to this Section and (y) additions to Consolidated Tangible Net Worth as of the end of each fourth quarter pursuant to this clause (iv) shall permanently increase the Consolidated Tangible Net Worth required to be maintained by the Borrower pursuant to this Section.”

1.05 Capital Expenditures. Section 7.12 is amended and restated to read as follows:

“7.12 Capital Expenditures. Make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset, except:

“(a) expenditures for normal replacements and maintenance which are properly charged to current operations;

“(b) capital expenditures for real property, related assets and improvements thereto in an aggregate amount not to exceed (and made at any time after or at any time not more than 24 months prior to receipt by the Borrower or any of its Subsidiaries of) the net cash proceeds from real property disposed of, or to be disposed of, pursuant to Section 7.05(h); and

“(c) other capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries, $50,000,000 in any fiscal year.”

1.06 Application of Payments to Swap Contracts. The sixth application to which amounts are to be applied in accordance with Section 8.03 is amended and restated to read as follows:

“Sixth, to the payment of Obligations on any Swap Contract with any Lender or any Affiliate of any Lender;”

ARTICLE II

CONDITIONS PRECEDENT

As conditions precedent to the effectiveness of this Second Amendment, (a) there shall have been delivered to the Administrative Agent counterpart copies of this Second Amendment signed by the Borrower and each of the Lenders and acknowledged by each Guarantor, together with certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Offices as reasonably required by the Administrative Agent, (b) the representations and warranties of each Loan Party contained in this Second Amendment and in each of the other Loan Documents shall be accurate and complete in all material respects as of the date of this Second Amendment except to the extent relating solely to a prior date, (c) there shall not have occurred and be continuing any Default and (d) the Borrower shall have paid to the Administrative Agent, individually or for the account of the Required Lenders, such amendment fees as the parties shall separately have agreed in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

As an inducement to the Lenders to enter into this Second Amendment, the Borrower represents and warrants to each Lender that (a) the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, (b) no Default has occurred and is continuing and (c) no event or circumstance since the financial statements as of December 31, 2004 delivered to the Lenders pursuant to Section 6.01 of the Credit Agreement has had, or could reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect.

ARTICLE IV

MISCELLANEOUS PROVISIONS

This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, together with the Credit Agreement, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. If any provision of this Second Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Second Amendment shall not be affected or impaired thereby. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

CALLAWAY GOLF COMPANY

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Sr. Executive Vice President and CFO

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Dora A. Brown
Name:	Dora A. Brown
Title:	Vice President Agency Management Officer

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Gordon Wiens
Name:	Gordon Wiens
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and a Lender

By:	/s/ Douglas S. Lambell
Name:	Douglas S. Lambell
Title:	Vice President

BARCLAYS BANK PLC, as Syndication Agent and a Lender

By:	/s/ Lionel Green
Name:	Lionel Green
Title:	Director

S - 1

JPMORGAN CHASE BANK, N.A., as Documentation Agent and a Lender

By:	/s/ Clara Sohan
Name:	Clara Sohan
Title:	Vice President

S - 1

U.S. BANK NATIONAL ASSOCIATION, as Co-Agent and a Lender

By:	/s/ Scott J. Bell
Name:	Scott J. Bell
Title:	Senior Vice President

S - 1

COMERICA WEST INCORPORATION, as a Lender

By:	/s/ Elise M. Walker
Name:	Elise M. Walker
Title:	Vice President

S - 1

FIFTH THIRD BANK, as a Lender

By:	/s/ David C. Melin
Name:	David C. Melin
Title:	Vice President

S - 1

CITIBANK (WEST), F.S.B., as a Lender

By:	/s/ Dennis J. Jans
Name:	Dennis J. Jans
Title:	Vice President

S - 1

REAFFIRMATION

AS OF THE DATE FIRST ABOVE WRITTEN, EACH OF THE UNDERSIGNED GUARANTORS acknowledges receipt of a copy of the foregoing Second Amendment, reaffirms each of the Loan Documents to which it is a party (the “Guarantor Documents”), acknowledges that the execution and delivery of the Second Amendment and the performance of the Credit Agreement, as amended thereby, have no affect on such Guarantor’s agreements and obligations under the Guarantor Documents, all of which remain the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

CALLAWAY GOLF SALES COMPANY

By:	/s/ Joe Urzetta
Name:	Joe Urzetta
Title:	President

THE TOP-FLITE GOLF COMPANY

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Chief Financial Officer

CALLAWAY GOLF INTERACTIVE, INC.

By:	/s/ David Schofman
Name:	David Schofman
Title:	Chief Executive Officer